Exhibit 10.1
AGREEMENT TO EXTEND DURATION OF
DIRECTOR SERVICES AGREEMENT
     AGREEMENT TO EXTEND DURATION OF DIRECTOR SERVICES AGREEMENT (“Extension Agreement”), dated June 1, 2009 by and between National Fuel Gas Company, a New Jersey corporation (the “Company”), and Philip C. Ackerman (“Executive”).
     WHEREAS, the Company and Executive entered into a Director Services Agreement dated June 1, 2008 (“Agreement”);
     WHEREAS, pursuant to Section 1. (“Retirement; Continuing Board Membership”) of the Agreement, the Company and Executive agreed that Executive would remain as the non-executive non-employee Chairman of the Board of Directors of the Company (“Chairman”) for one year or such longer period as the Executive, the Chief Executive Officer and the Board of Directors may mutually agree (“Chairman Services Period”);
     WHEREAS, the Chief Executive Officer and the Board of Directors believe that it is in the best interest of the Company to extend the Chairman Services Period and continue to retain access to the services of Executive in the capacity of Chairman up to and through the conclusion of the 2010 Annual Meeting of Stockholders of National Fuel Gas Company; and
     WHEREAS, Executive is willing to extend the Chairman Services Period and continue to provide services to the Company in the capacity of Chairman up to and through the conclusion of the 2010 Annual Meeting of Stockholders of National Fuel Gas Company on the terms and conditions set forth in the Agreement.
     NOW, THEREFORE, in consideration of their mutual promises, the Company and Executive agree as follows:
     1. Extension of Chairman Services Period. Pursuant to Section 1. (“Retirement; Continuing Board Membership”) of the Agreement, the Chairman Services Period shall be and is hereby extended up to and through the conclusion of the 2010 Annual Meeting of Stockholders of National Fuel Gas Company. Notwithstanding the preceding sentence, in the event that the 2010 Annual Meeting of Stockholders of National Fuel Gas Company is not held by May 31, 2010, the Chairman Services Period shall expire, unless otherwise extended pursuant to Section 1. (“Retirement; Continuing Board Membership”) of the Agreement.
     2. Miscellaneous. This Extension Agreement may only be amended by a written instrument signed by the Company, the Chief Executive Officer and Executive. Except as otherwise expressly provided in this Extension Agreement, all terms and conditions of the Agreement shall remain in full force and effect. This Extension

Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     3. Governing Law. This Extension Agreement shall be governed by the laws of the State of New York, without reference to the principles of conflicts of law.
     IN WITNESS WHEREOF, the parties have executed this Extension Agreement as of the day first written above.

NATIONAL FUEL GAS COMPANY

/s/ David F. Smith

By:	David F. Smith
Title:	Chief Executive Officer and President

PHILIP C. ACKERMAN

/s/ Philip C. Ackerman

AGREED TO

/s/ David F. Smith

By:	David F. Smith
Title:	Chief Executive Officer National Fuel Gas Company